Exhibit 99.1

Communications, Inc.

Media Contacts:
Ron J. Ison, Weida Communications, Inc.	Trey Gregory, Ogilvy PR
(954) 527-7750	(212) 880-5265
rison@weida.com	trey.gregory@ogilvypr.com

FOR IMMEDIATE RELEASE

Weida Communications Announces Resignation of Independent Auditors

Fort Lauderdale, FL, June 8, 2005 – Weida Communications, Inc. (Other-OTC: WDAC.PK), a U.S. managed telecommunications operator in China, announced today that Deloitte Touché Tohmatsu (“Deloitte”), resigned as the Company’s independent auditors, effective May 31, 2005.  Weida has filed with the Securities and Exchange Commission a Current Report on Form 8-K which provides additional information regarding the reasons for Deloitte’s resignation.

Weida’s audit committee has commenced the process of selecting an independent registered public accounting firm to replace Deloitte as the Company’s principal accountant for the fiscal year ending June 30, 2005.

For more information on the 8-K filing, please visit: www.sec.gov.

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About Weida Communications, Inc.

Weida Communications is a U.S.-managed company that provides data communication services via satellite to businesses and government agencies throughout China.  The company participates in the fast-growing China telecom market through its majority profit sharing interest in and control of the only public company in China holding a license for bi-directional VSAT (Very Small Aperture Terminal) satellite communications services.  VSAT is an attractive telecommunications solution in China with its exploding demand for telecommunications, dense urban areas, and extensive mountainous terrain. For more information, visit the Weida Communications, Inc. Web site at http://www.weida.com.

This press release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on the current expectations of the management of Weida Communications, Inc. (the Company) only, and are subject to a number of risk factors and uncertainties, including but not limited to the outcome of ongoing governmental and independent investigations, our need for additional financing, limited operating history, Weida Communications’ historical and likely future losses, uncertain regulatory landscape in the People’s Republic of China, fluctuations in quarterly operating results, the Company’s reliance on the provision of VSAT-based communications services for the majority of its revenues, changes in technology and market requirements, decline in demand for the Company’s products, inability to timely develop and introduce new technologies, products and applications, difficulties or delays in absorbing and integrating acquired operations, products, technologies and personnel, loss of market share, and pressure on pricing resulting from competition, which could cause the actual results or performance of the Company to differ materially from those described therein. We undertake no obligation to update these forward- looking statements. For a more detailed description of the risk factors and uncertainties affecting the Company, refer to the Company’s reports filed from time to time with the Securities and Exchange Commission, including the information about risk factors provided in Item 1, “Business,” in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2004, filed with the SEC on October 12, 2004.

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